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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
.................................................................................
                                      Name:

                               Munder Series Trust

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  480 Pierce Street, Birmingham, Michigan 48009

                     Telephone Number (including area code):

                                 (800) 438-5789

                Name and address of agent for service of process:

                             Stephen J. Shenkenberg
                             c/o Munder Series Trust
                                480 Pierce Street
                           Birmingham, Michigan 48009

                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]      No [_]

.................................................................................
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Birmingham and State of Michigan on the 3rd day of February, 2003.

                                               Munder Series Trust

                                               /s/ Stephen J. Shenkenberg
                                               --------------------------
                                               By:     Stephen J. Shenkenberg
                                                       Trustee

[SEAL]
Attest: /s/ Peter K. Hoglund
        --------------------
By:     Peter K. Hoglund
Title:  Vice President and Principal Financial Officer